Exhibit 3.47

ARTICLES OF CONVERSION

OF

MCLEODUSA TELECOMMUNICATIONS SERVICES, INC.

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Section 1113 of the Iowa Business Corporation Act and Section 1008 of the Revised Uniform Limited Liability Company Act, the undersigned Corporation adopts the following Articles of Conversion:

1.         McLeodUSA Telecommunications Services, Inc., an Iowa corporation organized on July 26, 1993 has been converted into McLeodUSA Telecommunications Services, L.L.C., an Iowa Limited Liability Company. The Plan of Conversion (the “Plan of Conversion”), pursuant to which McLeodUSA Telecommunications Services, Inc., is to be converted into McLeod Telecommunications Services, L.L.C. effective at 12:03 a.m. on March 1, 2010, is attached hereto as Exhibit A.

2.         The Plan of Conversion was duly approved by the shareholders and board of directors of McLeodUSA Telecommunications Services, Inc., an Iowa corporation in the manner required by Iowa Code Chapter 490 and the Articles of Incorporation of the corporation.

3.         The Plan of Conversion was duly approved by the sole member of McLeodUSA Telecommunications Services, L.L.C., an Iowa limited liability company in the manner required by Iowa Code Chapter 489.

4.         The Certificate of Organization of McLeodUSA Telecommunications Services, L.L.C. is attached hereto as Exhibit B.

The effective date and time of these Articles of Conversion is March 1, 2010 at 12:03 a.m.

MCLEODUSA TELECOMMUNICATIONS SERVICES, INC.

By:	/s/ Keith Thorp
Keith Thorp, Vice President, Tax

By:	/s/ S. Shane Turley
S. Shane Turley, VP Corporate Compliance Officer, Assist. Secretary

PLAN OF CONVERSION

OF

MCLEODUSA TELECOMMUNICATIONS SERVICES, INC.

INTO

MCLEODUSA TELECOMMUNICATIONS SERVICES, L.L.C.

This Plan of Conversion (the “Plan”) is made this 26th day of February 2010 pursuant to which McLeodUSA Telecommunications Services, Inc., an Iowa corporation (the “Converting Entity”), will be converted into McLeodUSA Telecommunications Services, L.L.C. an Iowa limited liability company (the “Resulting Entity”).

W I T N E S S E T H

WHEREAS, the conversion of the Converting Entity into the Resulting Entity was unanimously approved by the board of directors and shareholder of the Converting Entity on February 26, 2010, in accordance with the Iowa Business Corporation Act (the “IBCA”).

NOW THEREFORE, the Converting Entity shall be converted into the Resulting Entity with the legal existence of the Resulting Entity to be continued under the name of the Resulting Entity and the terms and conditions of the conversion are hereby set forth, and the mode of carrying the same into effect, shall be as follows:

SECTION 1

CONVERSION

1.1.         Constituent Parties and States of Domicile. The parties to the conversion shall include McLeodUSA Telecommunications Services, Inc., an Iowa corporation, and McLeodUSA Telecommunications Services, L.L.C., an Iowa limited liability company.

1.2.         Resulting Entity. As of 12:03 a.m., March 1, 2010, (the “Effective Date”) the Converting Entity shall be converted into the Resulting Entity, and MCLEODUSA TELECOMMUNICATIONS SERVICES, L.L.C. shall continue in existence as the Resulting Entity, and the conversion shall in all respects have the effects provided for in the IBCA and Revised Uniform Limited Liability Company Act Chapter 489 (the “RULLCA”). The address of the registered office of the Resulting Entity shall be One Martha’s Way, Hiawatha, Iowa 52233. The name of its registered agent at such address is Jennifer Burgeson.

1.3.         Effects of Conversion. Without limiting the foregoing, on and after the Effective Date, the separate existence of the Converting Entity shall terminate and cease. In accordance with the terms of this Plan and pursuant to the provisions of the IBCA and the RULLCA: (i) all rights, title and interest in and to all tangible and intangible property (real, personal, and mixed), leases, and all and any other interests or property owned or held by or in the name of the Converting Entity shall be vested in the Resulting Entity without reversion or impairment; (ii) the Resulting Entity shall assume all debts, liabilities, restrictions, disabilities, duties, and other obligations of the Converting Entity such that the same may be enforced against the Resulting Entity to the same extent as if the same had been incurred or contracted by the Resulting Entity; (iii) all rights of creditors and all liens upon any property of the Converting Entity shall be preserved unimpaired; (iv) any action or proceeding, whether civil, criminal or administrative, pending by or against the Converting Entity shall be prosecuted and may be continued as if the conversion did not occur or the Resulting Entity may be substituted as a party in such action or proceeding in place of the Converting Entity; and (v) all the rights, privileges, immunities, powers, franchises and purposes of the Converting Entity shall vest in the Resulting Entity.

1.4.         Other Actions. Prior to, and from and after the Effective Date, the Converting Entity shall take all such action as shall be necessary or appropriate in order to effectuate the conversion. If at any time the Resulting Entity shall consider or be advised that any further assignments or assurances in law or any other actions are necessary, appropriate or desirable to vest in the Resulting Entity, according to the terms hereof, the title to any property or rights of the Converting Entity, the last acting officers and directors of the Converting Entity, or the corresponding members and managers of the Resulting Entity, shall and will execute and make all such proper assignments and assurances and take all action necessary and proper to vest title in such property or rights in the Resulting Entity and otherwise to carry out the purposes of this Plan.

SECTION 2

TERMS AND CONDITIONS OF CONVERSION

2.1.         Conversion and Exchange of Shares in Converting Entity. As of the Effective Date, McLeodUSA LLC, a Delaware limited liability company, is the sole shareholder of the Converting Entity and owns One Thousand (1000) shares of the common stock of the Converting Entity (the “Converting Shares”). Upon the effectiveness of the conversion, the Converting Shares shall be converted into 100% of the outstanding membership interests of the Resulting Entity.

2.2.         Operating Agreement. The Bylaws of the Converting Entity shall cease to exist as of the Effective Date, and the Operating Agreement of the Resulting Entity in the form attached as Exhibit A hereto, upon approval of this Plan by the board of directors and sole shareholder of the Converting Entity, shall, as of the Effective Date, be in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the RULLCA.

2.3.         Member. McLeodUSA LLC the sole member of the Resulting Entity as set forth in the Operating Agreement as of the Effective Date of the conversion, shall be the sole member of the Resulting Entity.

SECTION 3

ARTICLES OF ORGANIZATION

From and after the Effective Date, the Certificate of Organization of the Resulting Entity, in the form attached hereto as Exhibit B effect at such date, shall constitute the Certificate of Organization of the Resulting Entity and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by applicable law.

SECTION 4

APPROVAL AND

EFFECTIVENESS OF CONVERSION

4.1.         Filing of Documents Upon Approval. Upon approval and adoption of the conversion and this Plan pursuant to the provisions of the IBCA, and the RULLCA if this Plan is not terminated and abandoned pursuant to the provisions of Section 5 hereof, the Articles of Conversion and Certificate of Organization incorporating the terms of this Plan and any other documents required to effect the conversion from a Corporation to a Limited Liability Company provided for herein shall be filed in accordance with the provisions of the IBCA and the RULLCA as soon as practicable after such approval. The officers and directors of the Converting Entity, including without limitation the president and any vice president, are authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan or of the conversion provided for herein.

4.2.         Effective Date. The conversion shall become effective as of the Effective Date set forth in Section 1.2.

SECTION 5

TERMINATION

At any time prior to the filing and effectiveness of the Articles of Conversion and Articles of Organization with the Office of the Secretary of State of Iowa, the officers or directors of the Converting Entity may terminate and abandon this Plan, notwithstanding favorable action on the conversion by the directors and shareholders of the Converting Entity.

SECTION 6

MISCELLANEOUS

6.1         Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Plan.

6.2         Captions. The captions used in this Plan are for convenience of reference only and do not constitute a part of this Plan and will not be deemed to limit, characterize or in any way affect any provision of this Plan, and all provisions of this Plan will be enforced and construed as if no caption had been used in this Plan.

6.3         Counterparts. This Plan may be executed (whether via facsimile or in original) in counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

6.4         Governing Law. The internal law (and not the law of conflicts) of the State of Iowa will govern all questions concerning the construction, validity and interpretation of this Plan and the performance of the obligations imposed by this Plan.

IN WITNESS WHEREOF, the Converting Entity has caused this Plan to be executed as of the date and year first written above.

MCLEODUSA TELECOMMUNICATIONS SERVICES, INC.

By:	/s/ S. Shane Turley
Name:	S. Shane Turley
Title:	VP, Corporate Compliance Officer, Asst. Secretary

MCLEODUSA TELECOMMUNICATIONS SERVICES, L.L.C.

By:	/s/ S. Shane Turley
Name:	S. Shane Turley
Title:	VP, Corporate Compliance Officer, Asst. Secretary

CERTIFICATE

OF

ORGANIZATION

OF

MCLEODUSA TELECOMMUNICATIONS SERVICES, L.L.C

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to the provisions of Sections 201 and 1006 and of the Iowa Limited Liability Company Act, Iowa Code Chapter 489, and Section 490.1111 of the Iowa Corporation Code the undersigned company adopts the following as its Certificate of Organization:

1.         The name of the company is MCLEODUSA TELECOMMUNICATIONS SERVICES, L.L.C. (the “Company”). The effective date of its organization was July 26, 1993 as McLeodUSA Telecommunications Services, Inc. As such, the Company was organized under Chapter 490 of the Iowa Code, but herewith converts in accordance with the terms of Iowa Code Sections 490. 1111 and 489.1006 to a limited liability company governed under the Revised Uniform Limited Liability Company Act, Chapter 489.

2.         The name of the limited liability company is MCLEODUSA TELECOMMUNICATIONS SERVICES, L.L.C. (the “Company”). The street and mailing address of the Company’s principal office is One Martha’s Way, Hiawatha, Iowa 52233

3.         The street and mailing address of the Company’s initial registered office is One Martha’s Way, Hiawatha, Iowa 52233, and the name of its initial registered agent at such address is JENNIFER BURGEON.

4.         The conversion was approved in a manner that complied with the governing statute of McLeodUSA Telecommunications Services, Inc.

4.         This Certificate of Organization shall become effective as of 12:03 a.m. March 1, 2010.

MCLEODUSA TELECOMMUNICATIONS SERVICES, L.L.C.

By:	/s/ S. Shane Turley